UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 22, 2010
NexMed, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6330 Nancy Ridge Drive, Suite 103	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 450-0048

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Commencing on January 22, 2010 NexMed, Inc. (the “Company”) entered into subscription agreements (the form of which is hereinafter referred to as the “Subscription Agreement”) for a private placement offering (the “Offering”) with a selected group of accredited investors.  Pursuant to the Offering, the Company has, through January 27, 2010, offered and sold approximately $2.2 million in the aggregate principal amount of unsecured promissory notes (the “Notes”).

The Notes accrue interest at a rate of 10% per annum and are due and payable in full six months from the date of issuance. The principal and accrued interest due under the Notes is payable, at the election of the Company, in either cash or shares of Common Stock, par value $0.001 per share (the “Shares”).  The weighted average conversion price of the Shares potentially issuable under the Notes is $0.37 per Share, with the conversion prices ranging from $0.36 to $0.40 per Share.  Upon the maturity of the Notes, up to 6,243,243 Shares could potentially be issued in satisfaction of the then outstanding principal and accrued interest.  The Notes may be prepaid at any time without penalty.

The Notes were offered and sold only to accredited investors in a private placement transaction in reliance on Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder. The Notes sold in the private placement have not been registered under the Securities Act or state securities laws and may not be reoffered or resold in the United States absent registration with the Securities and Exchange Commission or pursuant to an applicable exemption from the registration requirements, including the satisfaction of applicable holding periods such as the six-month holding period under Rule 144 promulgated under the Securities Act.

The foregoing is intended only as a summary of the terms of the Subscription Agreement and Notes, copies of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending March 31, 2010.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 regarding the Notes is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure set forth above under Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXMED, INC.

By:	/s/ Mark Westgate
Name: Mark Westgate
Title: Vice President and Chief Financial Officer

Date: January 28, 2010